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                                                                   Exhibit 10.12




                             SHARED REVENUE CONTRACT


     This Agreement is made this __________, 2005 by and between ______________ company with its usual place of business at ____________________ ("Distributor") and Ivivi Technologies, Inc., a New Jersey Corporation with its usual place of business at 224-S Pegasus Avenue, Northvale, NJ 07647 ("Ivivi").

                                    RECITALS

     WHEREAS, Ivivi is in the business of promoting, renting and selling various medical devices, including but not limited to the SofPulse 912, 912-M10, Coil Applicators and the Foot Applicator (collectively, the "Equipment"), which are utilized by health care facilities throughout the United States; and

     WHEREAS, Distributor is in the business of promoting, renting and selling various medical devices to health care facilities within a specific geographic territory; and

     WHEREAS, Distributor and Ivivi have agreed to enter into an arrangement whereby Ivivi will consign certain quantities of the Equipment to Distributor and Distributor will rent/sell said Equipment to customers ("Customers") of Distributor and/or Ivivi within a designated geographic territory, and within specified markets, upon the terms and conditions set herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, Ivivi and Distributor hereby agree as follows:

1.   TERM

     The initial term of this Agreement shall start ______, 2005 and shall be for a period of two (2) years thereafter. This agreement shall automatically renew for an additional term of one (1) year unless either party provides to the other written notice of its intent to terminate at least ninety (90) days prior to the expiration date.

2.   EXCLUSIVE GRANT; TERRITORY

     (a) Subject to the terms and conditions set forth herein, Ivivi hereby grants to Distributor, throughout the term hereof, the exclusive right to rent/sell the Equipment to Customers within each of the specifically designated markets (as defined herein) located in the following geographic area: SEE EXHIBIT B.


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     FOR PURPOSES OF THIS AGREEMENT EACH OF THE FOLLOWING SEGMENTS OF THE HEALTH
     CARE PROVIDER SYSTEM THAT IS CHECKED BELOW SHALL BE CONSIDERED A DISTINCT
     MARKET:

     o    [X] LTACH/Sub-Acute
     o    [X] Acute Care
     o    [X] Rehab Centers/Wound Centers
     o    [X] Nursing Homes
     o    [X] Skilled Nursing Facilities
     o    _________________________[Other: to be filled in as appropriate]

          Each of the foregoing is separately referred to herein as a "Market" and collectively as the "Markets."

     (b) Throughout the term of this Agreement, Ivivi agrees not to sell units of the Equipment to any commercial entity that Ivivi knows (or reasonably should know) is in the business of renting medical equipment similar to the Equipment to any of the Markets in the Territory. The parties acknowledge and agree that the list of Equipment covered by this agreement may be expanded in the future to include other electro-therapeutic products through the mutual written consent of Distributor and Ivivi. In entering into this Agreement, Distributor acknowledges its understanding that Ivivi and/or its affiliates has previously made sales of the Equipment to other companies and entities throughout the United States and Ivivi has no control over when and where that Equipment is rented or sold in the United States. Such rentals or sales by third parties shall in no way constitute a breach of the grant of exclusivity contained herein.

     (c) Ivivi shall review Distributor's results in the Territory and in each Market on a quarterly basis throughout the term of this Agreement and may determine after such review, to terminate Distributor's exclusive rights in any geographic area and/or Market taken individually or as a whole.

3.   MINIMUM RENTAL REVENUE GOALS

     As a material part of this Agreement, the parties agree that throughout the term hereof Distributor shall be required to meet or exceed certain rental revenue objectives. These rental revenue objectives are set forth on "Exhibit A" attached hereto. In the event that at the end of any specified time period, Distributor fails to meet the rental revenue objectives for the period in question, upon fifteen (15) days prior written notice Ivivi may, at its option, terminate this entire Agreement or, in the alternative may elect to terminate the exclusive nature of this Agreement with respect to a portion of the Territory and/or one or more of the Markets. Distributor hereby acknowledges that Ivivi has not made any representations as to the profits or rental volume that may be expected to be realized as a result of the contractual relationship entered into herein.

4.   CONSIGNMENT AND DELIVERY OF EQUIPMENT; TRIAL EVALUATIONS

     (a) Throughout the term hereof, Ivivi shall consign to Distributor various quantities of the Equipment. All consigned Equipment shall be delivered at Ivivi's sole expense (F.O.B. Ivivi's shipping origination point), to Distributor's main facility. Any consigned Equipment that is to be returned to Ivivi shall be returned to Ivivi at the sole expense of Distributor. All shipping and insurance expenses, while the Equipment is in the possession of Distributor, shall be the sole responsibility of Distributor or the Customer.

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     (b) Ivivi may prepare and file one or more UCC-1 forms covering the
     Equipment consigned by Ivivi to Distributor for rental hereunder or may electronically have such a UCC-1 financing statement filing made covering the Equipment. Distributor agrees to execute any and all such UCC-1 Forms and take whatever steps Ivivi may reasonably require to protect Ivivi's interest in such Equipment.

     (c) Throughout the term of this Agreement Ivivi agrees to supply to Distributor such amounts of demonstration units and additional units of Equipment for trial evaluations by Customers as Ivivi deems appropriate. These units will reside at Distributor's facilities and will serve to fill demonstrations, rentals, and service needs as required from time to time. Until such time as the number of units of Equipment consigned by Ivivi to Distributor is more than twenty (20) units, Distributor will provide to Ivivi on a monthly basis a status report identifying Equipment, by serial number, used for demonstration purposes; Equipment placed with Customers for demonstration purposes; and Equipment returned stating the reason why such Equipment was returned. Once the number of units of Equipment consigned by Ivivi to Distributor exceeds twenty (20) units, this status report shall be provided to Ivivi on a weekly basis.

     (d) Trial evaluations of the Equipment by Customers in the Territory will only be permitted with the prior written approval of Ivivi. At the commencement of every approved Customer trial evaluation, Distributor shall provide to Ivivi a "no cost" purchase order for a specified, agreed-upon period of time containing such terms and conditions as Ivivi shall reasonably require. Distributor shall provide initial in-service information to the Customer regarding the Equipment and shall be in contact with the evaluating Customer on at least a weekly basis throughout the duration of the trial evaluation regarding the progress of the evaluation. In addition, throughout the trial evaluation Ivivi shall provide such clinical support and contact with the evaluating Customer as it deems appropriate.

5.   INVOICING; RENTAL RATES AND COMMISSIONS

     (a) Ivivi, or its designated agents or representatives, will have the sole responsibility for invoicing the Customers for rental and sale of the Equipment. The rental rates contemplated to be charged for the rental of the Equipment are set forth in subparagraph 5(b) and any change to those rental rates shall be mutually agreed upon in writing by Distributor and Ivivi prior to the delivery of the Equipment to the Customer. All accounts generated by the rental of the Equipment to Customers shall be the sole property of Ivivi.

(b) The parties agree that the rental rates to be invoiced by Ivivi to the Customer for the rental of the Equipment shall be as follows:



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     TYPE                               CURRENT MONTHLY RENTAL RATE TO BE
                                        BILLED BY THE FIRST OF EACH MONTH

     SofPulse Model 912 & 912-M10

     Long Term Acute Care               $____________ for each day when a unit
                                        is not rented for the entire month,
                                        ____________ for each day when a unit
                                        is not rented for the entire month,
                                        i.e., ________________.


                                        CURRENT SALES PRICES

     Foot Applicator                    $____ a unit
     Coil Applicator                    $____ a unit

     Distributor must obtain Ivivi's prior written approval before negotiating any lower rental rates or sales pricing other than those identified in this subparagraph 5(b).

(c) On or by the fifteenth (15th) day of each month, Ivivi will remit to Distributor a commission statement and corresponding commission based upon the following average rental rates for the preceding month. The rental rates (and corresponding commissions) will be calculated and applied separately to the fleet of Equipment on rent in each of the separate Markets as previously defined in subparagraph 2(a):


         TYPE                          MONTHLY RENTAL/SALE RATE

         SofPulse Model
         912/912-M10                   If the average rental rate for all
                                       units of Equipment rented during the
                                       preceding calendar month in a
                                       particular Market in the Territory
                                       is:
                                       (i) $_____ or less, Distributor will
                                       be paid a commission of ___% of the
                                       amount invoiced by Ivivi for the
                                       rental of Equipment in that Market;
                                       (ii) Greater than $_____ and less
                                       than $_____, Distributor will be
                                       paid a commission of ___% of the
                                       amount invoiced by Ivivi for the
                                       rental of Equipment in that Market
                                       up to $____ (i.e. ___%) and ___% of
                                       the amount invoiced by Ivivi for the
                                       rental of Equipment in that Market
                                       greater than $____;
                                       (iii) $_____ or greater,
                                       Distributor will be paid a
                                       commission of ___% of the amount
                                       invoiced by Ivivi for the rental of
                                       Equipment in that Market up to
                                       $____ plus ___% of the amount
                                       invoiced by Ivivi for the rental of
                                       Equipment in that Market greater
                                       than $____ but less than $____
                                       (i.e. in the aggregate $___) and
                                       ___% of the amount invoiced by Ivivi
                                       for the rental of Equipment in that
                                       Market greater than $____.




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          Foot Applicator
                                         Sold for $___ a unit, Distributor
                                         will receive a commission of ___%

          Coil Applicator                Sold for $___ a unit, Distributor
                                         will receive a commission of ___%

     (d) Ivivi may, in its sole discretion from time to time, offer for sale certain models of its Equipment in addition to or in lieu of rental. In such an event, Ivivi will notify Distributor of the sales price for the unit of Equipment and if such a sale occurs in the Territory and within a Market as a result of the efforts of Distributor, the commission due to Distributor as a result of that sales transaction shall be ___% of the amount invoiced by Ivivi (subject to the provisions regarding Bad Debt contained in section 5(g) of this Agreement). In the event that the purchasing Customer requires purchase money lease financing, Ivivi will use its best efforts to arrange such financing for the Customer and an equitable adjustment shall be made in the commission due to Distributor as a result.

     (e) In the event the Customer is part of a national account such as a Group Purchasing Organization or a nationwide healthcare provider, and as a result Ivivi is required to pay the national account or any other entity an administrative fee, marketing fee or similar payment, the applicable commissions payable to the Distributor in each such case will be reduced by the amount paid to the national account or other entity, but in no event will such deduction exceed five (5%) of the base amount of the calculation.

     (f) In case of ______________________________ the Distributor will receive a ___% commission of the amount invoiced by Ivivi (subject to the provisions regarding Bad Debt contained in section 5(g) of this Agreement). No other commission will be paid to the Distributor on these two Customers.

     (g) In the event that a Customer in the Territory has not remitted payment to Ivivi for the rental of Equipment within ninety (90) days of the date of invoice ("Bad Debt"), Ivivi may deduct from future commissions due to Distributor an amount equal to the amount of commissions previously paid to the Distributor with respect to the Bad Debt. In the event that no further commissions are due to Distributor, then the amount of the deduction shall be paid back by Distributor to Ivivi within thirty (30) days of the date an invoice for same is sent by Ivivi to Distributor. If such a deduction (or invoice for payment) has been made and the Customer subsequently remits to Ivivi an amount with respect to all or some of the Bad Debt, then the amount so remitted shall be included in the calculation of commissions to be paid to Distributor in the subsequent month. Notwithstanding the prior sentence, in the event that Ivivi (or its billing agent) elects to utilize the services of an outside collection agency or collection attorney in order to collect the amount of Bad Debt due from the Customer than no commission shall be paid to the Distributor in connection with that Bad Debt.

6.   INITIAL DOCUMENTATION; AUDIT RIGHTS.

     (a) Within one (1) business day after the initial installation of Equipment, Distributor will provide Ivivi with documentation containing the following:
               (i) The serial numbers of the Equipment installed and the meter reading;

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               (ii) The facility Market type, name and address where the
          Equipment was installed and all billing address information; and
               (iii) The best estimate (if available from the Customer) of the period of time that the Equipment will remain at each facility.

     (b) Upon five (5) business days prior written notice, Ivivi shall be permitted, during normal business hours, to review Distributor's records with regard to the Equipment that has been consigned to it and all documentation and records concerning any rentals of the Equipment. Unless such an inspection indicates that Distributor is in breach of its obligations hereunder, this audit right shall be limited to one such inspection during every six (6) month period.

7.   INSTALLATION AND SERVICE OF EQUIPMENT

     Throughout the term hereof, Distributor shall be responsible for the initial delivery and installation of the Equipment. Ivivi will provide to Distributor, free of charge, the parts, documentation and support needed by Distributor to perform these installations. All service and repair work regarding the SofPulse Models 912 and 912-M10 will be performed by Ivivi. Distributor's responsibility with respect to the service of the SofPulse Models 912 and 912-M10 is limited to picking up a unit needing service and sending it back to Ivivi, and replacing the damaged unit with a replacement unit. Ivivi will also provide service training to Distributor's personnel at no cost to Distributor, according to a training schedule to be mutually agreed upon by the parties.

8.   TRAINING

     Distributor agrees that it shall be obligated to attend, at its own expense, a training session of no more than three (3) days to be conducted by Ivivi regarding the Equipment.

9.   REGULATORY REPORTING

     To the extent required for compliance with the FDA medical device tracking regulations, and other regulatory requirements, and to the extent not otherwise readily available to Ivivi, Ivivi may, from time to time, require the Distributor to furnish a report listing the units of Equipment, by serial number and location, situated in the Territory. In addition, in the event Distributor becomes aware of an incident involving failure of performance (or alleged failure of performance) by a unit of Equipment in the Territory, Distributor shall promptly report same to Ivivi.

10.  RESTRICTIVE COVENANT

     (a) Throughout the term of this Agreement, and for a period of one (1) year after its termination for any reason, Distributor, and its shareholders, officers, directors, and affiliates, agree that within the Markets in the Territory they shall not market, distribute, rent or sell (or be employed by, associated with, consult to or enter into a joint venture or partnership or other commercial arrangement with any other entity that markets, distributes, rents or sells) any products designed for wound healing (other than therapeutic beds and support surfaces) and/or for use in the reduction of pain and edema.

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     (b) Distributor understands and acknowledges that the provisions of Section
     10(a) are designed to preserve and are necessary to protect the legitimate business interests, goodwill and other proprietary interests of Ivivi. Accordingly, Distributor hereby acknowledges that any breach or threatened breach of the provisions of Section 10(a) hereof will result in irreparable harm and injury and continuing damage to Ivivi. Distributor agrees that in the event of a breach or threatened breach of the provisions of Section 10(a) hereof, Ivivi shall be entitled to, without limiting any other remedies which may exist for any breach of Section 10(a) and without bond and without the necessity of showing damages, a temporary restraining order, preliminary injunction and permanent injunction to enjoin such breach or threatened breach; and recover from Distributor the reasonable attorneys' fees and costs incurred by Ivivi in enforcing the provisions of
     Section 10(a). Distributor hereby waives the claim or defense that an adequate remedy at law for such a breach exists. For any time period that Distributor is in violation of the restrictive covenant, such time period shall not be included in calculating the duration of the restrictive covenant set forth in Section 10(a). The parties also agree that the existence of any claim or cause of action by Distributor against Ivivi, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenant set forth herein, but shall be litigated separately. All of Ivivi's affiliates and all successors and assigns of Ivivi and all successors and assigns of Ivivi's affiliates are express and intended third-party beneficiaries of the restrictive covenant set forth in Section 10(a). The restrictive covenant is intended for the benefit of, and may be enforced by Ivivi or such affiliates, successors and assigns.

11.  RISK OF LOSS; TITLE; RECALL OF EQUIPMENT

     (a) Distributor shall bear the risk of loss, theft or destruction of the Equipment while it is in possession of Distributor. Ivivi shall bear the risk of loss, theft or destruction of the Equipment while it is in possession of the Customer. The possession time period of the Equipment by Distributor shall be deemed to be the time between when Distributor receives Equipment from Ivivi to the time the Equipment is signed for by a properly authorized person at the Customer location. The possession time period of the Equipment by the Customer shall be deemed to be the time between when the Equipment is signed for by a properly authorized person at the Customer location and its delivery back to Distributor. If the Equipment is lost, damaged or destroyed at a Customer location, Distributor shall cooperate with Ivivi to supply such information as Ivivi may require in order for Ivivi to invoice the Customer for same. At all times, title to the Equipment shall remain with Ivivi. Distributor shall bear the responsibility for ensuring that the Equipment is returned to Ivivi in its original condition (minus reasonable wear and tear) in its original shipping cartons, if any. Any deviations from these requirements will cause Distributor to be immediately financially responsible for the needed Equipment repairs.

     (b) Ivivi will retain the right to recall Equipment from Distributor upon ninety (90) days written notice, if the units are not producing adequate rental income flow for Ivivi. Distributor further agrees that it shall pay to Ivivi the amount of the list price for each unit of Equipment which is not returned to Ivivi within the aforesaid ninety (90) days period.

12.  REPRESENTATIONS AND WARRANTIES REGARDING THE EQUIPMENT

     Distributor agrees that it shall make no representations or warranties of any kind regarding the Equipment, its use or specifications, except for those representations and warranties that have been approved and authorized in advance by Ivivi.


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13.  TERMINATION

     (a) Ivivi may terminate this Agreement at any time upon five (5) days prior written notice in the event that Distributor, without the prior written approval of Ivivi, invoices for and/or collects any fees with respect to any unit of Equipment provided on a test or trial basis or with respect to any rental of any unit of Equipment.

     (b) In the addition to the rights of termination set forth elsewhere in this Agreement, either party shall have the right to terminate this Agreement if:

               (i) The other party fails to pay any amount owed hereunder and such failure continues for a period of ninety (90) days or more;

               (ii) There is a material violation by the other party of any provision of this Agreement (other than non-payment of monies) which violation continues uncured for a period of forty-five (45) days or more after written notice to the other party specifying such violation; or

               (iii) The other party makes an assignment for the benefit of creditors, files a voluntary petition for bankruptcy, is adjudicated insolvent or bankrupt, a proceeding is filed against said party to declare said party a bankrupt and said proceeding is not dismissed within thirty (30) days, or said party commences any proceeding under any reorganization, arrangement, readjustment of debt or similar law or statute of any jurisdiction.

          (c) Any termination of this Agreement shall not affect any obligations which accrued prior to the effective date of termination.

          (d) At the time of the termination of this Agreement, all Equipment shall be made available for return to Ivivi. Any failure on Distributor's part to directly facilitate the return of all Equipment belonging to Ivivi will result in Distributor immediately becoming financially responsible to pay Ivivi the list price for each unit of Equipment that is not returned within thirty
(30) days of the date of the termination of this Agreement.

         (e) At the time of termination of this Agreement, all monies owed by either party to the other party shall become immediately payable.

14.  INSURANCE

     Throughout the term of this Agreement both Ivivi and Distributor shall each maintain such insurance coverages as they normally maintain with respect to their normal business operations.

15.  INDEMNIFICATION

     Ivivi hereby agrees to indemnify, defend and hold harmless Distributor, its officers, directors, employees, subsidiaries and parent company, from and against any and all claims, liabilities or damages, including reasonable attorney's fees and costs, to the extent that they arise from the failure of the Equipment to perform to its published specifications or from a breach of this Agreement by Ivivi. Distributor hereby agrees to indemnify, defend and hold harmless Ivivi, its officers, directors, employees, subsidiaries and affiliates from and against any and all claims, liabilities or damages, including reasonable attorneys' fees and costs, to the extent that they arise from the negligence or willful misconduct of Distributor, or from a breach of this Agreement by Distributor.



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16.  RELATIONSHIP OF THE PARTIES

     Distributor is an independent contractor and nothing in this Agreement shall be deemed or construed to create any agency relationship between the parties. Neither Ivivi nor Distributor, nor any of their employees, shall be construed to be the agents, employers, representatives or servants of the other.

17.  NOTICES

     All notices required to be given by one party to the other shall be sent by certified mail, return receipt requested, or overnight delivery service addressed as follows:

         If to Distributor: at the address set forth in the preamble to this Agreement.

         If to Ivivi:      Ivivi Technologies, Inc.
                           224-S Pegasus Avenue
                           Northvale, NJ 07647
                           Attn:  Ed Hammel
                           Fax: 201 784 0620

18.  NON ASSIGNABILITY

     This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

19.  GOVERNING LAW

     This Agreement shall be deemed to have been entered into in New Jersey and, as such, shall be governed by the laws of the State of New Jersey. Exclusive jurisdiction with respect to any dispute pursuant to this Agreement shall be in the federal or state courts in Bergen County, New Jersey.

20.  DISPUTE RESOLUTION

     In the event of any dispute arising out of or related to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within thirty (30) days after the date notice is received by the other party. If the parties fail to resolve the dispute through negotiation, each party shall have the right to pursue any remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding related to this Agreement.



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21.  FORCE MAJEURE

     If a party's obligation to perform any duty hereunder is rendered impossible of performance or observance due to any cause beyond such party's reasonable control, including, but not limited to, an act of God, war, civil disturbance, fire or other casualty, strike or other labor dispute, governmental rule, lack of availability of parts or other supplies, then said party, for so long as such condition exists, shall be excused from such performance or observance.

22.  HEADINGS

     The headings or titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication or intention, limit, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

23.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed as an original, but such counterparts together shall constitute but one and the same instrument.

24.  ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, oral or written. There are no other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement to or modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. In the event any provision of this Agreement shall be held invalid, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.

25.  EXECUTION BY IVIVI

     This Agreement shall be binding upon Ivivi only if executed by the President, Chief Financial Officer or Vice President of Ivivi on its behalf.

     In witness whereof, this Agreement has been executed by the duly authorized officers of the above-referenced parties on the date set forth above.


     [Name of Distributor]                   Ivivi Technologies, Inc.


     By                                      By:
       ------------------------                 -------------------------------

     Title:                                  Title: Executive Vice President
           --------------------


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